Exhibit 10.3
AMENDED AND RESTATED STOCK PURCHASE, REPRESENTATION,

WARRANTY AND INDEMNITY AGREEMENT

This Amended and Restated Stock Purchase, Representation, Warranty and Indemnity Agreement (this “Agreement”) is made this 17th day of February, 2011, and effective as of February 1, 2011, by and among Pacific Office Properties, L.P., a Delaware limited partnership (the “Buyer”), Jay H. Shidler, an individual resident of the State of Hawaii; JRI Equities II, LLC, a California limited liability company; MJR Equities, LLC, a California limited liability company; Lawrence J. Taff, an individual resident of the State of Hawaii; and James C. Reynolds, an individual resident of the State of California (each, a “Seller” collectively, the “Sellers”).  Each of Buyer and Seller is sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           The Sellers own all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Pacific Office Management, Inc., a Delaware corporation (“POMI”), the external advisor of Pacific Office Properties Trust, Inc., a Maryland corporation (“POPT”).

B.           POPT has elected to internalize its management and become self-managed.

C.           The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the issued and outstanding shares of the Common Stock currently owned by the Sellers (such shares, the “POMI Shares”), all on the terms and subject to the conditions set forth in this Agreement, in order to expediently obtain the infrastructure necessary for internal management.

D.           The Parties entered into a Stock Purchase, Representation, Warranty and Indemnity Agreement on January 3, 2011 in connection with a contemplated public offering of common stock of POPT.  The Parties have determined to amend and restate such agreement in light of the cessation of such contemplated public offering.

E.           Buyer, POMI and POPT entered into that certain Amended and Restated Advisory Agreement, dated as of March 3, 2009, as amended by that certain First Amendment to Amended and Restated Advisory Agreement, dated as of September 25, 2009, that certain Second Amendment to Amended and Restated Advisory Agreement, dated as of November 1, 2010, that certain Third Amendment to Amended and Restated Advisory Agreement, dated as of December 7, 2010, and that certain Fourth Amendment to Amended and Restated Advisory Agreement, dated as of February [   ], 2011 (as so amended, the “Advisory Agreement”).

F.           The Buyer, Seller and other parties desire to terminate the Advisory Agreement and release the other parties from certain obligations under the Advisory Agreement, in each case immediately prior to the consummation of the transactions contemplated by this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(c) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(d) “Knowledge” means the actual knowledge, without independent inquiry or investigation, of any or all of the Sellers.

(e) “Laws” means law, statues, rules, regulations, codes, orders, ordinances, judgments, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(f) “Loss” means charges, complaints, claims, actions, causes of action, losses, damages, Taxes, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, as well as all collection costs and enforcement expenses incurred in retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on collateral or otherwise exercising or enforcing any rights or remedies under pledge and security or other collateral documents, but does not include any diminution in value of Buyer except in the case of breaches of Section 5(l).

(g) “Material Adverse Effect” means with respect to a Person or a Property, as applicable, any material adverse change in any of the assets, business, condition (financial or otherwise), or results of operation solely with respect to the Person or the Property, as the case may be.

(h) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(i) “Tax” means all federal, state, local and foreign income, withholding, gross receipts, license, property, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

Other capitalized terms used herein and throughout this Agreement shall have the meanings set forth elsewhere in this Agreement.

2. Sale and Purchase of the POMI Shares.  On the terms and subject to the conditions hereinafter set forth, the Sellers agree to sell, transfer and assign the POMI Shares, free and clear of all security interests, liens, claims, encumbrances, pledges, options, charges and restrictions (on transferability or otherwise), except for any restrictions on transfer arising pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to the Buyer and the Buyer agrees to purchase the POMI Shares from the Sellers.  The purchase price for the POMI Shares shall be $25.00 per share, for an aggregate purchase price of $25,000.00 (the “Purchase Price”).

3. Closing.  Subject to the terms of this Agreement, the consummation of the purchase and sale of the POMI Shares (the “Closing”) shall occur upon the satisfaction of the conditions to closing set forth in this Agreement, or such other time as may be mutually agreed to by Buyer and Seller (the “Closing Date”), at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed to by Buyer and Sellers.  The Closing shall be deemed to be effective as of 12:01 a.m. Pacific Time on February 1, 2011.

4. Conditions and Deliveries at Closing.

(a) Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived by such Party at or prior to the Closing:

(i) the Sellers shall have delivered the certificates representing the POMI Shares, together with duly executed instruments of assignment separate from certificate to the Buyer, together with such other documents as may be necessary for the transfer of record ownership of the POMI Shares to the Buyer on the stock records of POMI;

(ii) The purchase of the sole outstanding share of Proportionate Voting Preferred Stock, par value $0.0001 per share, of POPT by Pacific Office Holding, Inc. shall have been consummated;

(iii) the Advisory Agreement shall have been terminated;

(iv) Sellers shall have delivered to Buyer the resignations of all officers and directors of POMI that are requested by the Buyer, effective as of the Closing Date;

(v) Each of the representations and warranties made by the Sellers in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time); and

(vi) Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably would be expected to have, a Material Adverse Effect with respect to POMI.

(b) Conditions to Sellers’ Obligations.  The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived by such Party at or prior to the Closing:

(i) the Advisory Agreement shall have been terminated; and

(ii) the Buyer shall have delivered the Purchase Price in immediately available funds to the Seller by certified cashier’s check payable to each Seller, or by wire transfer to an account designated by the Seller to the Buyer in writing at least two (2) business days prior to the execution of this Agreement.

5. Representations and Warranties of the Sellers.  Sellers hereby represent and warrant to the Buyer, jointly and severally:

(a) Organization; Authority.  POMI and each of the Sellers that is an entity is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to (i) in the case of the Sellers, enter into this Agreement and any document included in, or contemplated by, this Agreement (collectively, with this Agreement, “Transaction Documents”), (ii) in the case of the Sellers, carry out the transactions contemplated hereby, and (iii) to carry on its business as presently conducted.  To the extent required under applicable Laws, POMI is qualified to do business and in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except in any case where such failure would not have a Material Adverse Effect.

(b) Authorization and Enforceability.  The execution, delivery and performance by Sellers of the Transaction Documents have been duly and validly authorized by all necessary actions required of POMI.  The Transaction Documents executed and delivered by, or on behalf of, the Sellers constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of each Seller, each enforceable against each Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) Consents and Approvals.  Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit, qualification, designation, declaration or filing with any Person or Governmental Authority or under any applicable Laws (collectively, “Authorizations”) is required to be obtained by the Sellers as a condition precedent to the execution, delivery and performance of (a) the Transaction Documents and (b) the transactions contemplated thereby.

(d) No Violation.  None of the execution, delivery or performance by the Sellers of (a) the Transaction Documents to which the Sellers are a party, and (b) the transactions contemplated thereby, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under, or give to others any right of termination, acceleration, cancellation or other right under, (i) the organizational documents of any Seller that is an entity, (ii) any agreement, document or instrument to which any Seller or any of its assets is bound or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on any Seller, except for, in the case of either or both of clauses (ii) and (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Seller’s ability to execute, deliver or perform its obligations under the Transaction Documents.

(e) Ownership of the Shares.  Each Seller is the sole lawful and beneficial owner of the POMI Shares recorded in the name of such Seller, and the POMI Shares are free and clear of any security interest, claim, lien, pledge, option, encumbrance, or restriction (on transferability or otherwise) whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act, and the delivery to the Buyer of the POMI Shares in the manner set forth in this Agreement will convey to the Buyer lawful, valid, and indefeasible title thereto, free and clear of any security interest, claim, lien, pledge option, encumbrance, or restriction (on transferability or otherwise) whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act.  Sellers in the aggregate own 100% of the outstanding POMI Shares, and there are no other equity, voting or economic interests in POMI other than the POMI Shares.  All of the issued and outstanding of POMI Shares are validly issued and fully paid, and, to the Sellers’ Knowledge, are not subject to preemptive rights and have not been previously transferred, pledged, hypothecated or conveyed, in each case, in accordance with the applicable organization documents of POMI, and are not subject to purchase rights in favor of parties that are not currently holders of interests in POMI.

(f) Brokers and Finders.  Neither any Seller nor any person acting on behalf of the Seller has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(g) No Implied Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 5, the Sellers shall not be deemed to have made any other representation or warranty in connection with this Agreement and the transactions contemplated hereby and thereby.

6. Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Sellers as follows:

(a) Enforceability.  This Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

(b) Authority.  The Buyer has the full limited partnership power and authority to enter into, deliver, and perform this Agreement and to consummate the transaction contemplated herein.

(c) No Conflicts.  The execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby, will not (i) require the Buyer to obtain consent or approval of any person or public authority, except as provided in this Agreement, (ii) constitute or result in a breach or violation of, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Buyer is a party; or (iii) violate any law, regulation, judgment or order applicable to the Buyer.

(d) Brokers and Finders.  Neither the Buyer nor any person acting on behalf of the Buyer has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(e) No Litigation.  There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority pending or threatened against the Buyer that challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

7. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive until the one hundred eightieth (180th) day after the Closing Date; provided that the representations and warranties contained in Section 5(e) (Ownership of the Shares) shall survive until the applicable statute of limitations (any such applicable date, the “Expiration Date”). If written notice of a claim in accordance with Section 9 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

8. Indemnification of Buyer. The Buyer and its directors, officers, employees, agents and representatives (each of which is an “Indemnified Party”), shall be indemnified and held harmless by the Sellers, under the terms and conditions of this Agreement, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in Section 5 of this Agreement (subject to the survival limitations set forth in Section 7 hereof) (collectively, the “Indemnified Losses”); provided, the Indemnified Parties shall only be entitled to indemnification for breaches of representations and warranties made pursuant to Section 5 of this Agreement to the extent that the Indemnified Losses with respect to such breaches exceed, in the aggregate, $2,500 (the “Deductible”); and provided, further, that the directors, officers and employees of the Buyer shall be indemnified hereunder only in their capacities as such and not individually.  No Indemnified Party (other than the Buyer) may make a claim hereunder without the prior written consent of the Buyer. For the avoidance of doubt, the Sellers shall only be liable for Indemnified Losses (after giving effect to and only for amounts in excess of the Deductible) up to the Purchase Price.

9. Claims.

(a) At the time when any Indemnified Party learns of any potential claim under this Agreement (an “Indemnity Claim”) against the Sellers, it will promptly give written notice (a “Claim Notice”) to the Sellers; provided that the failure to so notify the Sellers shall not prevent recovery under this Agreement, except to the extent that the Sellers shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Indemnity Claim and the amount or good faith estimate of the amount of Losses arising therefrom. The Indemnified Party shall deliver to the Sellers, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to a Third Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Sellers shall have been materially prejudiced by such failure.  Any Indemnified Party may at its option demand indemnity under this Agreement as soon as an Indemnity Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(b) The Sellers shall be entitled, at their own expense, to elect to assume and control the defense of any Indemnity Claim based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Sellers and reasonably acceptable to the Buyer, if they give written notice of their intention to do so to the Buyer within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the Sellers exercise the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Sellers in such defense and make available to the Sellers, at the Sellers’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such

Indemnified Party’s control relating thereto as is reasonably required by the Sellers. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Sellers, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party, (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third Party Claim could reasonably be expected to adversely affect the status of POPT as a real investment trust within the meaning of Section 856 of the Code, then POPT shall make such decision to compromise or settle the Third Party Claim without the need to obtain the Sellers’ consent.

10. Exclusive Remedy. The sole and exclusive remedy for Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than breaches arising out of or in connection with fraud), shall be recovery pursuant to Section 8 hereof. The Sellers shall not be liable or obligated to make payments under this Agreement in excess of the Purchase Price.  In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Agreement.

11. Authorization. For purposes of this Agreement, a decision, act, consent, election or instruction of the Sellers shall be deemed to be authorized if approved in writing by a majority of the Sellers, and the Buyer may rely upon such decision, act, consent or instruction as provided in this Section 11 as being the decision, act, consent or instruction of the Sellers. The Sellers may from time to time by written notice to the Buyer appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the Sellers.

12. Termination.  In the event that the Closing has not occurred on or prior to February 28, 2011, then either Party may terminate this Agreement by delivering written notice of such termination to the other party.

13. Notices.  All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given:  (a) when delivered personally; (b) on the following business day when sent by overnight courier; (c) on dispatch when sent by telecopy, so long as a copy of such communication is immediately thereafter mailed as provided in this Section; and (d) when mailed by registered or certified mail, postage prepaid, return receipt requested, to the Buyer and the Seller at their respective addresses set forth on the signature page attached hereto.

14. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, other than with respect to corporate matters, which shall be governed by the General Corporation Law of the State of Delaware; in all cases without regard to the choice of law principles thereof.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the San Diego metropolitan area before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

15. Entire Agreement; Amendment.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof.  This Agreement shall not be amended or modified in any respect unless agreed to in writing by all of the Parties hereto.

16. Assignment.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto.

17. No Waiver.  Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18. Headings.  The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

19. Pronouns and Plurals.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

20. Further Action.  The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

21. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

22. Counterparts.  This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all Parties, and all of which together shall constitute a single agreement.

23. Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

24. Fax Signatures.  Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.  Any Party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

25. Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any reference to any federal, state, local or foreign statute or law, statute, rule or regulation will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The use of the word “including” and similar expressions means “including without limitation” and unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.  Unless otherwise noted, all references to sections, exhibits and schedules are to sections, exhibits and schedules to this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.  All references to agreements hereunder include all exhibits and schedules to such agreements and shall mean such agreements as they may be amended, restated, supplemented or otherwise modified from time to time.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SELLERS:

JRI Equities II, LLC
/s/ Jay H. Shidler	/s/ James R. Ingebritsen
Jay H. Shidler	James R. Ingebritsen
Its Managing Member

MJR Equities, LLC
/s/ Matthew J. Root	/s/ Lawrence J. Taff
Matthew J. Root	Lawrence J. Taff
Its Managing Member

/s/ James C. Reynolds
James C. Reynolds

BUYER:

Pacific Office Properties, L.P.
By: Pacific Office Properties Trust, Inc., its general partner
By: James R. Ingebritsen
James R. Ingebritsen
President and Chief Executive Officer